Exhibit 17.1

29 March 2010

Deep Well Oil & Gas, Inc.
Suite 700, 10150 – 100 Street
Edmonton, AB  T5J 0P6

Attention	Horst A. Schmid, President, CEO and Chairman

Subject	Notice of Resignation

Sir,

I hereby resign as a Director of Deep Well Oil & Gas, Inc. effective immediately.

Please acknowledge receipt and acceptance below and return signed copy to me.

Sincerely,

/s/ Donald E. H. Jones, P.Eng

Donald E. H. Jones, P.Eng
Calgary, Alberta

Acknowledged and accepted at Edmonton Alberta this 30th day of March, 2010, on behalf of Deep Well Oil & Gas, Inc.

/s/ Horst A. Schmid
Signature

President and CEO
Name and Title